                                                                    EXHIBIT 10.7

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT


                  AMENDED AND RESTATED AGREEMENT, dated as of March 3, 2000, between ZD Events Inc., a Delaware corporation (the "Company"), Ziff Davis Inc., a Delaware corporation ("ZD") and Jason E. Chudnofsky ("Executive").

                  WHEREAS, pursuant to an Employment Agreement dated as of April 1, 1998 (the "Former Employment Agreement") Executive has served as the President and Chief Executive Officer of the Company.

                  WHEREAS, ZD intends to transfer the stock or assets of the Company to a newly-formed entity ("Holding Co.") to eventually be owned by the shareholders of ZD (the "Spin-Off").

                  WHEREAS, ZD has entered into an employment agreement with Fredric D. Rosen ("Rosen") whereby Rosen will become Chairman and Chief Executive Officer of Holding Co.

                  WHEREAS, the Company and ZD wish to continue to employ Executive as President and Chief Executive Officer of the Company and as President and Chief Operating Officer of Holding Co., in both cases reporting directly to Rosen.

                  WHEREAS, as set forth in Schedule 1, Executive has been granted options to acquire shares of ZD ("ZD Options"), shares of ZD Net ("ZD Net Options") and shares of SOFTBANK Corp. ("Softbank Options").

                  THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

1.       Cancellation of Former Employment Agreement.
         -------------------------------------------

              The Former Employment Agreement shall be cancelled upon execution of this Agreement by all parties.

2.       Employment
         ----------

              The Company hereby agrees to continue to employ Executive as President and Chief Executive Officer of the Company. Executive shall become a director of Holding Co., and Holding Co. shall agree to employ Executive as President and Chief Operating Officer. Executive hereby agrees to devote his full time and use his best efforts to serve the Company and Holding Co. in such capacities, on the terms and conditions set forth herein; it being understood that Executive shall continue to participate in trade show industry organizations or similar activities involving a reasonable amount of Company time and expense. Executive will in both of his capacities as an employee report directly to Rosen or Rosen's successor.

3.       Term
         ----

                  Unless sooner terminated as contemplated herein, the term of employment of Executive under the terms of this Agreement will commence on the date hereof and end on March 31, 2001 (the "Term"). Executive shall notify Employer, in writing, on or before December 1, 2000, if he desires to continue his employment with Employer after the expiration of the Term, in which case Executive and Employer shall negotiate in good faith a new employment agreement governing such continued employment, or if he desires to conclude his employment with the Employer upon the expiration of the Term. In either event, this Agreement shall terminate on March 31, 2001, provided, however, that the provisions of the Agreement which by their terms are intended to survive (including, without limitation, Sections 7,13,14,15) shall remain in full force and effect.

4.       Place of Performance
         --------------------

                  Executive's employment shall be based at the offices of the Company located at 300 First Avenue, Needham, Massachusetts 02194, or elsewhere in the greater metropolitan area of Boston, Massachusetts.

5.       Compensation and Related Matters
         --------------------------------

                  (a) Salary. During the term of Executive's employment, the
                      ------
Company shall pay to Executive an annual base salary at a rate not less than $800,000 (subject to periodic review for increases), with such salary to be paid pursuant to the Company's normal payroll practices.

                  (b) Incentive Bonus. During the term of Executive's
                      ---------------
employment, the Company shall pay to Executive, on or before March 31 (or such earlier date as bonuses may be paid to any other senior Ziff-Davis executive) a guaranteed bonus of $300,000 in respect of the year 2000; and in respect of the year 2001, an incentive bonus of $300,000 if 100% of EBITDA targets and non-EBITDA-related performance goals are achieved, as follows:

                  (i) A base bonus shall be paid if and to the extent the EBITDA of the Company for the preceding calendar year exceeds 90% of the EBITDA target preestablished for such year by the Company's Board of Directors in consultation with Executive. The amount of such bonus shall increase linearly at a rate of $24,000 for each 1% (calculated to the nearest one thousandth) of EBITDA above 90% of target, reaching $240,000 at 100% of target and continuing thereafter to increase at the rate of $24,000 for each 1% of EBITDA, with no maximum limit if EBITDA achieved exceeds target. Budgeted EBITDA targets will, from time to time, be adjusted as necessary to take account of the removal or addition of operations previously included or not included, respectively, as contributing to the achievement of a budgeted target, as well as for any special expenditures not included in the budget, all by agreement between the Executive and Rosen.

                  (ii) A supplemental bonus shall be paid each year upon the achievement of pre-established performance goals not related to EBITDA, determined by Rosen in consultation with Executive. The amount of such supplemental bonus shall be $60,000 (in the event that such performance goals are fully achieved) and shall be subject to increase or decrease, by agreement between the Executive and Rosen, in the event that such performance goals are exceeded or not fully achieved, respectively.

                  (c) Benefits and Perquisites. During the term of his
                      ------------------------
employment, Executive shall participate in and be provided with employee benefit plans and programs and perquisites in the aggregate at least equivalent in value to those provided to any other senior Company executive. In addition, during such term the Company shall maintain term life insurance for Executive in the amount of $1,000,000 and disability insurance of $200,000.

                  (d) Holding Co. Stock Options. Effective not later than the
                      -------------------------
date of the Spin-Off, ZD shall cause Holding

Co. to grant options to the Executive to acquire shares of its common stock in accordance with an Incentive Compensation Plan to be adopted by the Board of Holding Co. Such Plan will include all provisions typically found in an incentive plan for senior executives of a public company including SEC registration at the expense of Holding Co.

                  (i)  Number of Shares.  The number of shares of
                       ----------------
the common stock of Holding Co. which may be acquired by the Executive upon exercise of the options shall be equal to 3,000,000 shares.

                  (ii) Exercise Prices. The exercise price for one-half of the
                       ---------------
shares subject to option shall be equal to $4.90 and the exercise price for the other half of the shares subject to option shall be $11.00, provided, however, the exercise prices shall in all events be the same as the exercise prices granted to Fred Rosen.

                  (iii) Vesting. Vesting occurs if Executive is employed by the
                        -------
Company or the Holding Co. on the relevant date. An equal number of the high-and low-price options shall vest on each vesting date. No option may be exercised until vested in accordance with the following schedule or as otherwise provided in this Agreement:


                Portion of         ... Which Vest
                 Options                 on:
                ----------         -----------------
                    25%           February 28, 2001,
                                  and

                  6.25%           at the end of each
                                  three-month period
                                  thereafter.

Notwithstanding the Terms of the Incentive Compensation Plan the options will fully vest immediately and become immediately exercisable upon a Change of Control, which means:

                           (A) individuals who, on the date of the spin off, are
                  members of the Board of Directors of Holding Co. (the "Incumbent Directors") cease for any reason following the date of the Spin Off, to constitute at least a majority of such Board; provided, that any new director who is approved by a vote of at least a majority of the Incumbent Directors shall be treated as an Incumbent Director;

                           (B) the stockholders of Holding Co. approve a merger,
                  consolidation, statutory share exchange or any manner of corporate transaction in which Holding Co. is not the surviving corporation or entity or more than 50% of the value of Holding Co. is affected by a merger or acquisition; provided, however, that such approval shall not be a Change in Control if immediately following such transaction, Executive is the president and chief operating officer of the surviving entity; or

                           (C) the stockholders of Holding Co. approve a
                  plan of complete liquidation or dissolution or a sale of all or substantially all of the assets.

                  (iv)  Expiration.  Vested options shall expire at
                        ----------
the earliest of:

                        (A)  The 10th anniversary of the date of grant; or

                        (B) Immediately upon termination of employment for Cause (as defined below); or

                        (C) Ninety (90) days after termination of employment for any reason other than Cause, except that if such termination occurs on or after December 1, 2000, 25% (or the percentage of options which have vested, if greater than 25%) of the options granted to executive (less the number, if any, of options exercised by Executive prior to termination of employment) shall be exercisable until the later of January 2, 2003 or 90 days after termination of employment; or

                        (D)  Under conditions specified in Section 7(e).

                  (v) Exercise. The exercise price of each share as to which a
                      --------
stock option is exercised shall be paid in full at the time of such exercise in cash, by tender of shares of common stock owned by the Executive valued at fair market value as of the date of exercise (subject to such guidelines as the Compensation Committee of the Board may establish), by a "sale to cover" broker transaction or other cashless exercise method permitted under Regulation T of the Federal Reserve Board, or by a combination of cash, shares of common stock and other consideration as the Compensation Committee deems appropriate.

                  In the event of a Change of Control, the Executive may elect to receive in cancellation of his outstanding and unexercised stock options, a cash payment in an amount equal to the difference between the exercise price of such stock options and (A) in the event the Change of Control is the result of a tender offer or exchange offer for the common stock, the final offer price per share paid for the common stock multiplied by the number of shares of common stock covered by such stock options, or (B) in the event the Change of Control is the result of any other occurrence, the aggregate value of the Common Stock covered by such stock options, as reasonably determined by the Compensation Committee at such time.

                  (vi) Adjustments of and Changes in Stock. In the event of any
                       -----------------------------------
change in the outstanding shares of common stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spinoff, combination or exchange of shares or other corporate change, or any distributions (including stock or stock rights distributions) to common shareholders other than regular cash dividends, the Compensation Committee shall make a substitution or appropriate adjustment which preserves the aggregate option value and ratio of exercise price to fair market value of the property subject to option.

                  (e) ZD and ZD Net Options. Upon the termination of Executive's
                      ---------------------
employment with the Company (i) at any time by the Company pursuant to Paragraph 6(d) or (ii) on or after December 1, 2000 for any reason, all of the unvested ZD and ZDNet stock options granted to Executive by ZD shall immediately vest. Those options and any options vested prior to that date shall be exercisable at any time thereafter until January 2, 2003 at which time all unexercised options shall terminate. While employed by the Company, Executive shall continue to vest in his ZD and ZDNet options according to the regular quarterly vesting schedule of each grant and may exercise those vested options as if he were still employed by ZD. If Executive's employment with the Company ends prior to December 1, 2000 because of his resignation without "Good Reason" or Cause (both as later defined), then all unvested ZD and ZDNet options shall terminate and the Executive shall have ninety (90) days from such termination to exercise his then vested options (but not longer than the "Termination Date" state in the stock option agreements related to each grant). If the Executive's employment with the Company ends prior to December 1, 2000 because of his death or disability, then those unvested options that would have vested on December 31, 2000 had Executive remained employed shall be immediately vested and all remaining unvested options shall be terminated. In that case, the options vested by Executive's death or disability and all options vested prior to that date shall be exercisable immediately thereafter until the date one year after the Executive's termination date.

6.       Termination
         -----------

                  The Company may terminate Executive's employment without Cause at the end of the Term, or otherwise at any time for Cause. Executive may terminate such employment effective any time between December 1, 2000, and March 31, 2001, upon not less than ninety (90) days written notice or otherwise at any time for Good Reason (all as defined below). The Executive's employment shall also terminate upon his death or Disability. Termination of employment by or with the Company or by or with Holding Co. shall be deemed termination by or with both such employers. Any termination of such employment shall be subject to the following conditions:

                  (a) Regardless of the reason for such termination, the Company shall pay Executive his base salary through the Date of Termination (as defined below) and any amounts owed to Executive pursuant to the terms and conditions of the employee benefit plans and programs of the Company at the time such payments are due.

                  (b) If such employment is terminated as a result of Executive's Disability or death, the Company shall pay, following the determination of such award, the prorated portion of any annual incentive bonus Executive would have received for the year of such termination to Executive or his legal representatives or to Executive's estate or as may be directed by the legal representatives of such estate, as the case may be.

                  (c) If Executive's employment is terminated by the Company for Cause or the Executive voluntarily terminates his employment effective prior to December 1, 2000 other than for Good Reason, the Company shall have no additional obligations to Executive under this Agreement.

                  (d) If at the end of the Term the Company terminates Executive's employment without Cause, or Executive terminates such employment at any time for Good Reason; or the Executive voluntarily terminates his employment effective between December 1, 2000, and March 31, 2001, upon at least ninety
(90) days prior written notice, then the Company shall pay Executive:

              (i)   The amounts provided in Section 6(a);

             (ii) Any bonus to which Executive may be entitled for the year in which termination occurs pro rated for the length of service during that year; and

            (iii) A severance payment equal to two years' base salary plus two times the average annual bonus received by Executive in respect of the three years prior to year of termination;

             (iv) Continued participation in the medical, health insurance, and life insurance plans of the Company, at the pre-termination level, without cost to Executive, for a period until November 30, 2002; and

              (v) The maximum allowable contribution to Executive's account under the applicable 401(k) plan through the date of termination on a pro rata basis provided such contribution may legally be made.

          (e)  If the Executive's employment is terminated under Section 6(d):

          (i) Notwithstanding any other provision of any plans or agreements under which the ZD, ZD Net and Softbank Options were granted:

               (A) All unvested ZD and ZD Net Options shall become fully exercisable on the Date of Termination and shall remain exercisable in accordance with Section 5(e).

               (B) All unvested Softbank Options shall become fully exercisable on January 19, 2001 and shall remain fully exercisable until January 2, 2003, whereafter they shall lapse.

          (ii) Executive shall be vested with the greater of:

               (A) 25% of the Holding Co. options provided for in Section 5(d)(i), and

               (B) the number of such options already vested under the provisions of the Incentive Compensation Plan.

          (f) For purposes of this Agreement, the following terms shall have the meanings specified:

          (i) "Disability" shall mean Executive's absence from his full-time duties hereunder by reason of physical or mental illness for a period of six consecutive months.

         (ii) Termination for "Cause" shall mean termination of Executive's employment by the Company following Executive's:

               (A) gross misconduct that is injurious to the Company or its affiliates; or

               (B) conviction of, or a plea of nolo contendere to, a felony by
                                               ---------------
          any criminal tribunal; or

                       (C) willful and continuing failure to substantially
                  perform his reasonable duties (other than as a result of physical or mental illness) that is not corrected within 30 days following a written demand by the Company that specifically identifies the manner in which the Company believes Executive has not substantially performed his duties; or

                       (D) willful misconduct that results in gain or personal
                  enrichment of Executive to the detriment of the Company or its affiliates, whether monetarily or otherwise;

                  (iii) Termination for "Good Reason" shall mean termination by Executive following a material breach of this Agreement by the Company (without Executive's written consent) that is not corrected within 30 days of Executive notifying the Company in writing of such breach.

                  (iv) "Date of Termination" shall mean the date of Executive's death, Disability or the date otherwise set forth on a notice of termination provided by one party hereof to the other.

7.  Confidentiality; Non-Competition
    --------------------------------

                  (a) Without written consent of the Company, Executive may not for a period of two years following the termination of his employment (regardless of the reason for the termination) engage in any trade show enterprise which competes with the Company or any of its affiliates by conducting trade shows, conferences or other events featuring (i) computers,
(ii) computer related subjects, or (iii) any other subjects on which the Company has actually held a trade show, conference or other event or has announced and will hold a show, conference or other event within three months following Executive's termination of employment. If Executive's position with another company gives him responsibility for significantly all of the operations of that company or of a division of that company, including computer or computer-related competitive operations, such position will not violate this Section 7(a) if the annual revenues of those competitive operations combined constitute less than 5% of the total revenues under Executive's direction and are less than $40 million. This paragraph also shall not bar Executive from owning up to 5% of the outstanding securities of any publicly-held company. As used in this Agreement, the term "affiliate" of the Company means any partnership, firm, corporation or other entity which, directly or indirectly, owns or controls, is owned or controlled by, or is under common ownership or control with, the Company.

                  (b) Executive shall keep secret and confidential and not use (except in connection with the business of the Company and its affiliates or pursuant to applicable law or court order) any information with respect to any confidential or non-public aspect of the business or affairs of the Company or any of its affiliates, including without limitation ZD and SOFTBANK Corp. This obligation shall be in effect while Executive is employed by the Company and at all times after he ceases to be so employed, but it shall not apply at any time to information that is or becomes generally known to the public (other than through a breach of this Section 7(b)).

                  (c) Without written consent of the Company, Executive shall not, for two years following the termination of his employment (regardless of the reason for the termination), employ or solicit the employment of any person who is at such time an employee of the Company or any of its affiliates or was such an employee at any time during the year prior to the termination of Executive's employment; provided, however, Executive shall not be precluded from engaging in an employment relationship, partnership relationship or other business relationship with Charles D. Forman.

                  (d) Executive acknowledges that the remedy at law for breach of his covenants under this Section 7 will be inadequate and, accordingly, in the event of any breach or threatened breach by Executive of the provisions of this Section 7 the Company shall be entitled (without the necessity of showing economic loss or other actual damage), in addition to all other remedies (which shall include the termination of Executive's right to any payment under this Agreement), to seek an injunction restraining any such breach, without any bond or other security being required. Executive and the Company recognize and agree that the duration and scope for which the covenants not to compete and solicit set forth in this Section 7 are to be effective are reasonable. In the event that any court determines that the time period or the area, or both of them, are unreasonable and that such covenants are to that extent unenforceable, the parties hereto agree that the covenants shall remain in full force and effect for the greatest time period and in the greatest area that would not render them unenforceable.

                  (e) In the event of a material breach by Executive of any covenant under this Section 7 Executive agrees that, notwithstanding anything to the contrary in this Agreement or any award of or letter agreement for any option to acquire common stock of Holding Co., ZD, ZD Net or of SOFTBANK Corp., any such option that is at the time of such breach unexercised shall immediately terminate.

                  (f) In the event Executive's employment is terminated pursuant to any provision of Section 6 and the Company defaults in its obligation to pay amounts required by Section 6 in such circumstances, Executive shall not be bound by the provisions of paragraphs (a) and (c) of this Section 7.

                  (g) In the event Executive's employment is terminated for any reason, the Company will consent to his employment by Worldwide Unlimited, Inc., a corporation owned and controlled by Judy Chudnofsky or her children, provided the total revenues from operations competing with the Company or any of its affiliates do not exceed $10 million.

8.       Successors; Binding Agreement
         -----------------------------

                  (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

                  (b) This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

9.  Notices
    -------

                  For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

                  If to Executive:

                           Mr. Jason E. Chudnofsky
                           42 Cranberry Lane
                           Needham, Massachusetts 02192

                  with a copy to:

                           Paul G. Roberts, Esq.
                           300 First Avenue
                           Needham, Massachusetts 02494

                  If to the Company:

                           Key-3 Media
                           300 First Avenue
                           Needham, Massachusetts 02494

                           Attn:  Fredric D. Rosen
                           Attn:  Ned Goldstein, Esq.

                  with, until the spin off occurs, copies to:

                           Ziff-Davis Inc.
                           One Park Avenue
                           New York, NY 10011

                           Attn:  Chairman and
                           Attn:  Corporate Secretary

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

10.      Modification; Waiver
         --------------------

                  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and the Chairman of ZD. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

11.      Entire Agreement
         ----------------

                  This Agreement and the related documents referred to herein set forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein (including the Former Employment Agreement, and the Employment Agreement dated as of April 1, 1995, between SOFTBANK COMDEX Inc. and Executive) is hereby terminated and cancelled.

12.      Validity
         --------

                  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13.      Limitation
         ----------

                  All obligations of ZD under this Agreement, other than those obligations with respect to ZD and ZD Net Options, shall expire immediately upon the Spin-Off, except with respect to the ZD, ZD Net and Softbank Options.

14.      Governing Law
         -------------

                  This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts. Subject to the provisions of Section 14, each of the parties consents to personal jurisdiction in any action brought in any court in Boston, Massachusetts having subject matter jurisdiction over matters arising under this Agreement.

15.      Arbitration
         -----------

                  Any dispute or controversy under this Agreement shall be settled exclusively by arbitration in Boston, Massachusetts by three arbitrators in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitration award in any court in Boston or any court elsewhere having jurisdiction over the party against whom the judgment is entered.

                  Nothing in this Section 15 shall prevent the Company from seeking injunctive relief in any court in Boston or any other court having jurisdiction over Executive for any breach or threatened breach of this Agreement, including, without limitation, the provisions of Section 7. All costs and expenses of any arbitration proceeding (including fees and disbursements of counsel) shall be borne by the respective party incurring such costs and expenses, but the Company shall reimburse Executive for such reasonable costs and expenses in the event he substantially prevails in such arbitration proceeding.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.


                                    ZD EVENTS INC.


                                    By: /s/ Eric Hippeau
                                       ----------------------
                                       Eric Hippeau
                                       Director



                                    ZIFF DAVIS INC.



                                    By: /s/ Eric Hippeau
                                       ----------------------
                                       Eric Hippeau
                                       Chairman and Chief Executive Officer






                                       ----------------------
                                       Jason E. Chudnofsky